News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

TEREX ANNOUNCES FIRST QUARTER 2009 RESULTS

WESTPORT, CT, April 21, 2009 -- Terex Corporation (NYSE: TEX) today announced a net loss for the first quarter of 2009 of $74.9 million, or $0.79 per share, compared to net income of $163.3 million, or $1.59 per share, for the first quarter of 2008. Net sales were $1.30 billion in the first quarter of 2009, a decrease of 45% from $2.36 billion in the first quarter of 2008. Adjusting for the translation effect of foreign currency exchange rate changes, net sales decreased 37% from the comparable prior year period. During the first quarter of 2009, the Company incurred after-tax charges of $30 million, or $0.32 per share, associated with restructuring programs and a continued reduction in production levels. All per share amounts are on a fully diluted basis.

“The turmoil from the global credit crisis and economic slowdown has quickly and deeply impacted sales for our industry, with certain sectors down almost 75% from year ago levels,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “In response, we are aggressively reducing costs, with manufacturing spending in the first quarter of 2009 down 39% from the peak spending level in the second quarter of 2008 and down 16% sequentially, and selling, general and administrative spending both excluding restructuring, down 26% and 14%, respectively, for the same periods. Combined, this results in a $208 million quarterly spending reduction, and we expect to exceed a $300 million per quarter spending reduction by year end. We continue to operate at reduced production levels, in many instances at levels well below our current demand, with a primary objective to reduce inventory where we saw progress in the quarter with a solid reduction in raw material deliveries. The short term goal is to focus on the loss making businesses to achieve a breakeven or profitable level, while being cash flow positive for the overall Company, even at these trough levels.” Mr. DeFeo continued, “We remain confident in the long term outlook for our business as we concentrate on managing through these immediate challenges.”

Tom Riordan, Terex President and Chief Operating Officer, commented, “We are operating with a build-to-order approach as we tightly manage inventory levels. All of our businesses are working closely with our suppliers to minimize raw material deliveries, which were reduced by over $90 million in the quarter. We are working closely with our customers and dealers to confirm existing orders in an effort to minimize the level of inventory in the distribution channel. We believe that this, along with aggressive actions with production scheduling, should generate significant cash flow from operations during the remainder of 2009.”

Mr. Riordan, who is also acting in the capacity of Interim President for Terex Construction, added, “The Construction segment generated a large operating loss during the first quarter, as restructuring activities resulted in substantial charges. Beginning in the third quarter of 2008, aggressive actions have been underway and continue to be implemented, as a minimum of $100 million of costs are targeted to be taken out of the Construction business on an annualized basis. With the goal of achieving breakeven profitability in 2010, the majority of these actions already have been implemented, including headcount reductions, continued short work weeks and temporary plant shut-downs, reductions in pay for management, and other employee and non-essential cost related items.”

Mr. Riordan continued, “The balance of our businesses posted mixed results for the first quarter, with our Mining and Cranes businesses generating solid profitability as end markets remained healthy, although these businesses have begun to experience the effects of the economic downturn. This performance was offset by continued challenges with our Aerial Work Platforms and Materials Processing businesses as net sales declined more quickly than costs were taken out of these operations. Significant cost reduction actions have been taken and are continuing in both of these businesses.”

Highlights for the First Quarter of 2009

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales were $1,302.6 million in the first quarter of 2009, a decrease of $1,060.1 million, or 44.9%, from $2,362.7 million in the first quarter of 2008. Each of the Company’s segments experienced lower net sales as the global economy continued to deteriorate. Approximately $194 million of the net sales decrease was due to the translation effect of foreign currency exchange rate changes, primarily the strength of the U.S. Dollar relative to the Euro, British Pound and Australian Dollar.

(Loss)/Income from Operations and Operating Margin: Loss from operations was $72.5 million in the first quarter of 2009, as compared to income from operations of $256.3 million in the first quarter of 2008. The first quarter of 2009 operating margin was negative 5.6%, versus the operating margin from the first quarter of 2008 of 10.8%. Lower net sales negatively impacted profitability by approximately $232 million. Costs, primarily related to reductions in production levels and headcount, negatively impacted profitability by approximately $40 million. Manufacturing spending levels were reduced by $99 million or 32% compared to the first quarter of 2008; however, due to the significant production volume reduction, net manufacturing unabsorbed cost for the period increased by approximately $44 million.

Interest and Other Income/Expense: Lower average interest rates favorably impacted interest expense for the first quarter of 2009 by $2.0 million as compared to the prior year period, while interest income decreased $7.9 million due to lower average cash balances and lower interest rates. Other expense for the first quarter of 2009 compared unfavorably to other income for the first quarter of 2008 by $11.3 million, due primarily to foreign currency translation losses.

Taxes: The effective tax rate for the first quarter of 2009 was 24.4%, compared to the effective tax rate of 33.6% for the first quarter of 2008. The difference in tax rates between the first quarter of 2009 versus the first quarter of 2008 was due to losses incurred in jurisdictions in which the Company does not receive a tax benefit due to a lack of near term expected profitability and adjustments for estimates and settlements of certain income tax audit exposures.

Capital Structure: Return on Invested Capital (ROIC) was 11.8% for the trailing twelve months ended March 31, 2009, compared to 19.2% for the full year 2008. Cash flow from operations in the first quarter of 2009 was a use of $139.2 million, primarily due to the operating loss incurred combined with a use of $40.1 million from working capital. For the comparable period in 2008, cash flow from operations was a use of $190.4 million. Debt, less cash and cash equivalents, increased $187.1 million in the first quarter of 2009 to $1,138.5 million, compared to the fourth quarter of 2008. The Company’s performance has led to a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 42.0% at the end of the first quarter of 2009, versus 30.4% at year end 2008.

The Company has no material near-term debt maturities, with the earliest maturity in July 2012. Total debt of $1,482.8 million at the end of the first quarter of 2009 was composed of $276.0 million of senior bank debt, $1,098.7 million of senior subordinated notes and $108.1 million of other local debt, capital leases and the gain on an interest rate swap agreement.

The Company’s liquidity at March 31, 2009, totaled $899.3 million, which was composed of cash balances of $344.3 million and borrowing availability under the Company’s revolving credit facility of $555.0 million. Liquidity at March 31, 2009 decreased by $167.9 million as compared to December 31, 2008 levels of $1,067.2 million, primarily due to the operating losses and settlement of other liabilities, partially offset by a reduction in letter of credit requirements during the first quarter of 2009.

As previously announced on April 1, 2009, the Company has entered into a non-binding term sheet to acquire the port equipment businesses of Fantuzzi Industries and Noell Crane. The transaction, which is expected to close in the near future, will be fully funded through long-term financing on favorable terms to be extended by the existing creditors to the Fantuzzi group, including credit availability that is expected to be sufficient to complete the necessary restructuring of the operations. As such, management does not expect there to be an impact on the available liquidity of the Company as a result of the transaction.

Phil Widman, Terex Senior Vice President and Chief Financial Officer, commented, “We remain in compliance with our financial covenants under our credit agreement. We continue to pursue cash generation opportunities, including cost reduction activities, reviewing alternatives for under-utilized assets, and tightly managing capital expenditures. We have reduced our capital expenditures, which were $20.7 million during the first quarter of 2009 versus $24.8 million for the comparable prior year period, and we expect further reduction as we proceed through the year.”

Working capital: Working Capital as a percent of Trailing Three Month Annualized Sales was 42.3% at March 31, 2009, as compared to 24.9% at March 31, 2008. Lower sales during the first quarter of 2009 drove this increase as sales slowed more quickly than working capital could be reduced.

Analyzing the three components of working capital (i.e. accounts receivable plus inventory less accounts payable, as defined in the Glossary) illustrates the actions being taken by the Company to preserve and generate cash. Inventory of $2,151.9 million at March 31, 2009 decreased $26.1 million as compared to the balance at December 31, 2008, excluding the translation effect of foreign currency exchange rate changes. Efforts to minimize incoming material have contributed to a reduction of approximately $92 million in raw material inventory, excluding the translation effect of foreign currency exchange rate changes. Slowing incoming deliveries and operating at reduced production levels, should lead to further reductions in total inventory during the coming months.

Days sales outstanding increased to 49 days at March 31, 2009 from 43 days at December 31, 2008. However, this was down from 54 days in the prior year first quarter, as the Company continues to actively manage its customer positions. Trade receivables decreased $243.4 million during the first quarter of 2009 from year end 2008 levels, excluding the translation effect of foreign currency exchange rate changes. The decrease reflected lower sales volume and tight management of collections, offset partially by reduced receivable discounting.

Slowing raw material deliveries resulted in reduced accounts payable of $309.6 million compared to year end 2008 levels, excluding the translation effect of foreign exchange rate changes. Days payable outstanding remained unchanged at 51 days at March 31, 2009 versus year end 2008. Further reductions in working capital are expected during the second quarter of 2009 and for the remainder of 2009, driven mainly by inventory reductions. The Company continues to expect to reduce inventory levels by more than $500 million by the end of 2009 as compared to year end 2008.

Backlog: Backlog for orders deliverable during the next twelve months was $1,983.3 million at March 31, 2009, a decrease of 58.8% versus March 31, 2008, and a decrease of 32.9% versus December 31, 2008. The decrease in backlog reflects lower net order intake across each of the Company’s segments, combined with the translation effect of foreign currency exchange rate changes of approximately 7% year-over-year and 2% sequentially.

2009 Update:

The Company currently expects its 2009 net sales to decline in the range of 40%-45% compared to 2008, approximately 14% of which is the estimated translation effect of foreign currency exchange rate changes. Previous guidance was for 2009 net sales to decline in the range of 30%-35%, which included an estimated translation effect of foreign currency exchange rate changes of 13%. The anticipated further decline in net sales reflects weak global end markets combined with continued constrained credit availability worldwide.

The impact of restructuring activities is expected to result in improved financial results for the second quarter of 2009, and the Company expects to be profitable for the second half of 2009, excluding charges related to ongoing restructuring activities.

Costs are being aggressively targeted across the Company. A global salary reduction for virtually all team members, including a 10% pay reduction for all senior managers and experienced professionals, is being implemented. Reductions in force continue, in conjunction with short work weeks and temporary lay-offs to reduce costs while retaining as many of the Company’s highly talented and skilled work force as possible.

As illustrated below, manufacturing and selling, general & administrative (SG&A) spending are being reduced to realign the cost structure with lower net sales, and further actions are underway that are not yet fully reflected in the Company’s run rate of spending.

(USD millions)	Terex Corporation		Terex AWP		Terex Construction		Terex Cranes		Terex MPM
	Q1 2009 vs Q4 2008	Q1 2009 vs Q1 2008	Q1 2009 vs Q4 2008	Q1 2009 vs Q1 2008	Q1 2009 vs Q4 2008	Q1 2009 vs Q1 2008	Q1 2009 vs Q4 2008	Q1 2009 vs Q1 2008	Q1 2009 vs Q4 2008	Q1 2009 vs Q1 2008
Net Sales
Percentage change	(37%)	(45%)	(43%)	(66%)	(34%)	(48%)	(38%)	(29%)	(32%)	(34%)
Dollar Change	$(774)	(1,060)	$(174)	(436)	$(135)	(239)	$(284)	(188)	$(176)	(191)
Manufacturing spending (1)
Percentage change	(16%)	(32%)	(15%)	(46%)	(27%)	(39%)	(5%)	0%	(23%)	(39%)
Dollar Change	$(40)	(99)	$(11)	(51)	$(15)	(27)	$(4)	(0)	$(10)	(21)
SG&A less restructuring
Percentage change	(14%)	(20%)	(21%)	(33%)	(15%)	(17%)	(9%)	(8%)	(10%)	(17%)
Dollar Change	$(35)	(51)	$(12)	(22)	$(10)	(11)	$(6)	(4)	$(5)	(10)

(1) Manufacturing spending includes manufacturing salaries, wages, fixed and variable overhead costs.

Specific actions not yet fully reflected in the spending above are detailed in the presentation that will accompany the earnings release conference call that is scheduled for 8:30 am, Wednesday, April 22, 2009. The details for participation in the conference call were provided in the press release issued April 9, 2009, which is available in the Investor Relations section of the Terex website, www.terex.com.

First Quarter Segment Performance Review

Segment Realignment: As previously announced, on January 1, 2009, Terex realigned certain operations in an effort to capture market synergies and streamline its cost structure. The Roadbuilding businesses, formerly part of the Roadbuilding, Utility Products and Other segment, are now consolidated within the Construction segment. The Utility Products businesses, formerly part of the Roadbuilding, Utility Products and Other segment, are now consolidated within the Aerial Work Platforms segment. Certain other businesses that were included in the Roadbuilding, Utility Products and Other segment are now reported in Corporate and Other, which includes eliminations among the Company’s segments. Additionally, the truck-mounted articulated hydraulic crane line of business produced in Delmenhorst and Vechta, Germany, formerly part of the Construction segment, is now consolidated within the Cranes segment. The segment performance data within this press release reflects this current organization, and prior period amounts have been retrospectively adjusted to conform with this presentation.

Aerial Work Platforms: Net sales for the Aerial Work Platforms (AWP) segment for the first quarter of 2009 decreased $436.2 million, or 65.6%, to $228.5 million versus the first quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 64%. Rental customers are aging their fleets and deferring the purchase of new aerial and telehandler products. Demand is stable for large booms in excess of 80 feet and very small aerials that are referred to as ‘runabouts’, but the core rental customer products of mid-size booms (40 – 60 feet), scissor lifts and telehandlers remain weak.

An operating loss of $41.0 million was incurred during the first quarter of 2009 as compared to an operating profit of $108.7 million earned during the first quarter of 2008, primarily driven by lower net sales compared to the prior year period. Costs, primarily related to reduction in production levels, negatively impacted profitability by approximately $8 million. Manufacturing spending levels were reduced by $51 million or 46%. However, due to the significant production volume reduction, net manufacturing unabsorbed cost for the period increased by approximately $24 million. These negative factors were partially offset by reductions in SG&A and other costs.

Construction: Net sales for the Construction segment for the first quarter of 2009 decreased $238.9 million, or 47.7%, to $261.7 million versus the first quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 39%. Global weakness, including in developing markets, negatively impacted the sales volume of the entire Construction segment product line. Finished goods inventory is being re-allocated from very weak markets, such as Spain, to markets still displaying modest demand, such as some of the northern African countries.

An operating loss of $83.6 million was incurred during the first quarter of 2009 as compared to an operating profit of $4.5 million earned during the first quarter of 2008. Lower net sales compared to the prior year period negatively impacted profitability by approximately $46 million. Costs primarily related to reduction in production levels negatively impacted profitability by approximately $26 million. Manufacturing spending levels were reduced by $27 million or 39%. However, due to the significant production volume reduction, net manufacturing unabsorbed cost for the period increased by approximately $8 million. These negative factors were partially offset by reductions in SG&A and other costs.

Cranes: Net sales for the Cranes segment for the first quarter of 2009 decreased $187.5 million, or 28.9%, to $461.4 million versus the first quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 19%. Rough terrain and tower crane sales during the first quarter of 2009 were at levels substantially below sales volumes achieved during the first quarter of 2008, as commercial construction projects were postponed or halted and oil related energy demand for rough terrain cranes slowed. High capacity crawler and all-terrain cranes continue to be needed for infrastructure projects and energy related projects such as wind power and power plant construction.

Operating profit for the first quarter of 2009 totaled $25.4 million, a decrease of $58.2 million compared with the operating profit of $83.6 million earned during the first quarter of 2008. Operating margin decreased to 5.5% as compared to 12.9% in the first quarter of 2008. Lower net sales compared to the prior year period combined with higher input costs to negatively impact profitability by approximately $58 million. These decreases were partially offset by increased price realization of approximately $14 million.

Materials Processing & Mining: Net sales for the Materials Processing & Mining (MPM) segment for the first quarter of 2009 decreased $191.2 million, or 33.9%, to $373.1 million versus the first quarter of 2008. Excluding the translation effect of foreign currency exchange rate changes, net sales decreased approximately 21%. Sales of materials processing equipment remained weak during the first quarter of 2009, although production cuts have succeeded in reducing finished goods inventory levels. Sales declines of materials processing equipment were partially offset by mining equipment sales that benefitted from a favorable product mix oriented towards larger trucks, as well as price increases for shovels and trucks. Demand for mining equipment is being driven by strength in select commodities such as thermal coal and gold.

Operating profit for the first quarter of 2009 totaled $35.7 million, a decrease of $33.0 million compared with the operating profit of $68.7 million earned during the first quarter of 2008. Operating margin for the first quarter of 2009 was 9.6% as compared to 12.2% for the first quarter of 2008, reflecting the deterioration in end markets for Materials Processing that was partially offset by continued strength in Mining.

Corporate and Other/ Eliminations: The loss from operations of $9.0 million was virtually unchanged when compared to the prior year period. However, segment allocations were reduced in the first quarter of 2009 versus the prior year period by approximately $8.0 million due to cost reduction actions taken in Corporate.

Segment Backlog

Aerial Work Platforms segment backlog decreased 81.3% as compared to March 31, 2008, and decreased 13.5% as compared to December 31, 2008, primarily due to the significant slowing in economic activity. During the last twelve months, demand has dropped from slowing economic activity, up to 70% in some markets such as certain countries in Western Europe. Demand has begun to exhibit some indications that stability has been reached in end markets, although at a low level. Due to continuing economic uncertainty, customers are ordering equipment when needed, rather than planning purchases in advance as they did in prior periods, resulting in minimal levels of backlog.

Construction segment backlog decreased 84.3% versus the comparable prior year period and decreased 42.7% as compared to December 31, 2008, as construction activity continued to slow. Order intake for heavy construction equipment slowed during the first quarter of 2009 while compact construction equipment demand remained weak. Similar to demand for aerial work platforms, customers of construction equipment are only purchasing equipment when they are ready to put it immediately to work, rather than planning orders in advance, as was common practice a year ago.

Cranes segment backlog decreased 41.1% when compared to March 31, 2008 levels, and decreased 32.6% as compared to December 31, 2008 levels. Demand for high capacity cranes, including crawler cranes and all-terrain cranes, remains stable as infrastructure and energy related projects utilize these high capacity cranes. Rough terrain and tower crane demand has slowed and demand for smaller capacity cranes remains weak. Existing orders continue to be re-affirmed and a financing program for cranes through Terex Financial Services was recently launched and has helped solidify backlog.

Materials Processing & Mining segment backlog decreased 56.8% versus March 31, 2008, and decreased 35.5% as compared to December 31, 2008. Materials Processing backlog was basically unchanged sequentially as some stability has been reached in end markets, although at a low level. The Mining business continues to work through existing orders but new order intake for the second half of 2009 has slowed, particularly for trucks and drills.

The Glossary contains further details regarding backlog.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions may affect the sales of our products and financial results; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to fluctuations in government spending; our business is very competitive and may be affected by our cost structure, pricing, product initiatives and other actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; litigation and product liability claims and other liabilities; investigations by the Securities and Exchange Commission (SEC) and the Department of Justice; our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended March 31,
	2009	2008

Net sales	$1,302.6	$2,362.7
Cost of goods sold	(1,158.1)	(1,848.7)

Gross profit	144.5	514.0
Selling, general and administrative expenses	(217.0)	(257.7)

(Loss) income from operations	(72.5)	256.3
Other income (expense)
Interest income	1.2	9.1
Interest expense	(23.5)	(25.5)
Other (expense) income – net	(3.7)	7.6
(Loss) income before income taxes	(98.5)	247.5

Benefit from (provision for) income taxes	24.0	(83.2)
Net (loss) income	(74.5)	164.3
Less: Net income attributable to non-controlling interest	(0.4)	(1.0)
Net (loss) income attributable to Terex Corporation	$(74.9)	$163.3
(Loss) Earnings Per Common Share Attributable to Terex Corporation Common Stockholders
Basic	$(0.79)	$1.62
Diluted	$(0.79)	$1.59

Weighted average number of shares outstanding in per share calculation
Basic	94.8	101.1
Diluted	94.8	103.0

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

March 31, 2009		December 31, 2008
Assets
Current assets
Cash and cash equivalents	$344.3	$484.4
Trade receivables (net of allowance of $60.7 and $62.8 at March 31, 2009 and December 31, 2008, respectively)	701.8	967.5
Inventories	2,151.9	2,234.8
Deferred taxes	140.8	139.0
Other current assets	184.4	215.2
Total current assets	3,523.2	4,040.9
Long-term assets
Property, plant and equipment - net	475.6	481.5
Goodwill	451.1	457.0
Deferred taxes	93.7	84.5
Other assets	377.2	381.5

Total assets	$4,920.8	$5,445.4

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$37.6	$39.4
Trade accounts payable	647.5	983.9
Accrued compensation and benefits	156.2	169.3
Accrued warranties and product liability	138.0	149.3
Customer advances	103.4	119.3
Other current liabilities	344.0	363.4
Total current liabilities	1,426.7	1,824.6
Non-current liabilities
Long-term debt, less current portion	1,445.2	1,396.4
Retirement plans and other	459.4	480.5
Total liabilities	3,331.3	3,701.5
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 107.5 and 107.1 shares at March 31, 2009 and December 31, 2008, respectively	1.1	1.1
Additional paid-in capital	1,042.4	1,046.2
Retained earnings	1,281.8	1,356.6
Accumulated other comprehensive loss	(156.7)	(82.3)
Less cost of shares of common stock in treasury – 13.1 shares at March 31, 2009 and December 31, 2008, respectively	(598.8)	(599.9)
Total Terex Corporation stockholders’ equity	1,569.8	1,721.7
Noncontrolling interest	19.7	22.2
Total equity	1,589.5	1,743.9

Total liabilities and equity	$4,920.8	$5,445.4

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Three Months Ended March 31,
	2009	2008
Operating Activities
Net (loss) income	$(74.5)	$163.3
Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation	19.3	17.2
Amortization	5.3	5.2
Deferred taxes	(21.5)	23.2
Gain on sale of assets	(0.3)	(0.8)
Stock-based compensation expense	9.2	17.0
Excess tax benefit from stock-based compensation	-	(6.0)
Changes in operating assets and liabilities (net of effects of acquisitions):
Trade receivables	243.4	(133.8)
Inventories	26.1	(289.4)
Trade accounts payable	(309.6)	112.3
Accrued compensation and benefits	(14.6)	(28.4)
Income taxes payable	(18.7)	46.5
Accrued warranties and product liability	(11.7)	(0.7)
Customer advances	(12.8)	(48.1)
Other, net	21.2	(67.9)
Net cash used in operating activities	(139.2)	(190.4)
Investing Activities
Acquisition of businesses, net of cash acquired	-	(439.1)
Capital expenditures	(20.7)	(24.8)
Proceeds from sale of assets	0.5	2.0
Net cash used in investing activities	(20.2)	(461.9)
Financing Activities
Payment of debt issuance costs	(3.0)	-
Excess tax benefit from stock-based compensation	-	6.0
Proceeds from stock options exercised	-	0.7
Net borrowings (repayments) under revolving line of credit agreements	45.3	(6.6)
Share repurchase	-	(44.4)
Acquisition of noncontrolling interest	(1.7)	-
Other, net	(0.4)	(0.6)
Net cash provided by (used in) financing activities	40.2	(44.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(20.9)	29.0
Net Decrease in Cash and Cash Equivalents	(140.1)	(668.2)
Cash and Cash Equivalents at Beginning of Period	484.4	1,272.4
Cash and Cash Equivalents at End of Period	$344.3	$604.2

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(in millions)

(unaudited)

	First Quarter
	2009		2008
		% of		% of
		Net sales		Net sales
Consolidated
Net sales	$1,302.6		$2,362.7
Gross profit	144.5	11.1%	514.0	21.8%
SG&A	217.0	16.7%	257.7	10.9%
(Loss) income from operations	$(72.5)	(5.6%)	$256.3	10.8%

AWP
Net sales	$228.5		$664.7
Gross profit	5.1	2.2%	176.4	26.5%
SG&A	46.1	20.2%	67.7	10.2%
(Loss) income from operations	$(41.0)	(17.9%)	$108.7	16.4%

Construction
Net sales	$261.7		$500.6
Gross profit	(23.7)	(9.1%)	67.7	13.5%
SG&A	59.9	22.9%	63.2	12.6%
(Loss) income from operations	$(83.6)	(31.9%)	$4.5	0.9%

Cranes
Net sales	$461.4		$648.9
Gross profit	78.5	17.0%	140.7	21.7%
SG&A	53.1	11.5%	57.1	8.8%
Income from operations	$25.4	5.5%	$83.6	12.9%

MPM
Net sales	$373.1		$564.3
Gross profit	84.6	22.7%	127.6	22.6%
SG&A	48.9	13.1%	58.9	10.4%
Income from operations	$35.7	9.6%	$68.7	12.2%

Corporate/Eliminations
Net sales	$(22.1)		$(15.8)
Gross profit	0.0	0.0%	1.6	(10.1%)
SG&A	9.0	(40.7%)	10.8	(68.4%)
Loss from operations	$(9.0)	40.7%	$(9.2)	58.2%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended March 31, 2009, unless otherwise indicated.

Adjusted Net Operating Profit After Tax (NOPAT) is calculated by multiplying Income from operations, as adjusted, by a figure equal to one minus the adjusted effective tax rate of the Company. The adjusted effective tax rate is equal to the (Provision for)/benefit from Income taxes divided by Income before income taxes as adjusted for the respective quarter.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	Mar 31, 2009	Mar 31, 2008	% change	Dec 31, 2008	% change

Consolidated Backlog	$1,983.3	$4,815.6	(58.8%)	$2,955.6	(32.9%)

AWP	$148.9	$794.5	(81.3%)	$172.1	(13.5%)

Construction	$143.3	$913.5	(84.3%)	$250.0	(42.7%)

Cranes	$1,306.9	$2,217.8	(41.1%)	$1,937.8	(32.6%)

MPM	$384.2	$889.8	(56.8%)	$595.7	(35.5%)

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Mar 31, 2009	Dec 31, 2008
Trade Accounts Payable	$647.5	$983.9

Cost of sales for the three months ended	$1,158.1	$1,760.1
	x 4	x 4
Annualized cost of sales	$4,632.4	$7,040.4

Quotient	0.1398	0.1398
	x 365	x 365
Days Payable Outstanding	51 days	51 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Mar 31, 2009	Dec 31, 2008
Trade Accounts Receivable	$701.8	$967.5

Net sales for the three months ended	$1,302.6	$2,076.4
	x 4	x 4
Annualized net sales	$5,210.4	$8,305.6

Quotient	0.1347	0.1165
	x 365	x 365
Days Sales Outstanding	49 days	43 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,445.2
Notes payable and current portion of long-term debt	37.6

Debt	$1,482.8

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended Mar 31,
	2009	2008
(Loss) income from operations	$(72.5)	$256.3
Depreciation	19.3	17.2
Amortization	5.3	5.2
Bank fee amortization not included in (Loss) Income from operations	(0.9)	(0.8)
EBITDA	$(48.8)	$277.9

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the sum of the last four quarters’ Adjusted Net Operating Profit After Tax (as defined above) by the average of the sum of Total Terex Corporation stockholders’ equity as adjusted plus Debt (as defined above) less Cash and cash equivalents for the last five quarters ended Consolidated Balance Sheets. ROIC is calculated by using the last four quarters’ Adjusted NOPAT, as this represents the most recent twelve month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarters ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because our management believes that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Mar 09	Dec 08	Sep 08	Jun 08	Mar 08
(Benefit from) provision for income taxes as adjusted	$(24.0)	$(1.0)	$44.9	$116.8
Divided by: Income before income taxes as adjusted	(98.5)	37.0	139.4	353.8
Adjusted effective tax rate	24.4%	(2.7%)	32.2%	33.0%

Income from operations as adjusted	(72.5)	68.1	167.2	370.9
Multiplied by: 1 minus adjusted effective tax rate	75.6%	102.7%	67.8%	67.0%
Adjusted net operating profit after tax	$(54.8)	$69.9	$113.4	$248.5

Debt (as defined above)	$1,482.8	$1,435.8	$1,568.2	$1,355.9	$1,373.4
Less: Cash and cash equivalents	(344.3)	(484.4)	(487.9)	(590.0)	(604.2)
Debt less Cash and cash equivalents	$1,138.5	$951.4	$1,080.3	$765.9	$769.2

Total Terex Corporation stockholders’ equity as adjusted	$1,569.8	$2,181.2	$2,302.9	$2,664.6	$2,538.1

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (Total capitalization)	$2,708.3	$3,132.6	$3,383.2	$3,430.5	$3,307.3

Adjusted NOPAT (4 qtrs)	$377.0
Avg Net Debt plus Equity (5 qtr ends)	$3,192.4

ROIC	11.8%

Note: Income from operations, effective tax rate and total stockholders equity have been adjusted in the table above to eliminate the goodwill impairment taken in the fourth quarter of 2008.

Reconciliation of the December 2008 Column (above) of ROIC Adjusted for Goodwill Impairment, as of and for the three months ended December 31, 2008.

Dec 2008
Loss before income taxes as reported	$(422.9)
Goodwill impairment	(459.9)
Income before income taxes as adjusted	$37.0

Benefit from income taxes as reported	$2.7
Less benefit from income taxes on impairment	1.7
Benefit from income taxes as adjusted	$1.0

Income before income taxes as adjusted	$37.0
Benefit from income taxes as adjusted	1.0
Net income as adjusted	$38.0

Loss from operations as reported	$(391.8)
Goodwill impairment	(459.9)
Income from operations as adjusted	$68.1

Total Terex Corporation stockholders' equity as reported	$1,721.7
Less: Net loss as reported	(421.5)
Add: Net income as adjusted	38.0
Total Terex Corporation stockholders' equity as adjusted	$2,181.2

Effective Tax Rate Reconciliation Excluding Impairment
	Three months ended Dec 31, 2008
	As Reported	Impairment	Excluding Impairment

(Loss) income before income taxes	$(422.9)	$(459.9)	$37.0

Benefit from (provision for) income taxes	2.7	1.7	1.0

Net (loss) income	$(420.2)		$38.0

Effective tax rate	0.6%	0.4%	(2.7%)

Selling, General & Administrative expenses less Restructuring is calculated by removing restructuring expenses that are included in selling, general & administrative expenses.

	Terex Corporation		Terex AWP		Terex Construction		Terex Cranes		Terex MPM
	Q1 2009	Q4 2008	Q1 2009	Q4 2008	Q1 2009	Q4 2008	Q1 2009	Q4 2008	Q1 2009	Q4 2008
SG&A	$217.0	$248.2	$46.1	$ 61.0	$59.9	$63.7	$53.1	$58.5	$48.9	$54.9
Less: Restructuring	(10.0)	(6.4)	(0.7)	(3.4)	(7.5)	(1.7)	(0.3)	(0.2)	-	(0.6)
SG&A adjusted for restructuring	$207.0	$241.8	$45.4	$ 57.6	$52.4	$62.0	$52.8	$58.3	$48.9	$54.3

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization as of March 31, 2009 is defined as the sum of:

•	Total Terex Corporation stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$1,569.8
Debt (as defined above)	1,482.8
Less: Cash and cash equivalents	(344.3)

Total Capitalization	$2,708.3

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

First Quarter Net Sales	$1,302.6
x	4
Trailing Three Month Annualized Sales	$5,210.4

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of March 31, 2009, working capital was:

Inventories	$2,151.9
Trade Receivables, net	701.8
Less: Trade Accounts Payable	(647.5)
Total Working Capital	$2,206.2

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Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com